Exhibit 10.2

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDED AND RESTATED

ALLIANCE PARTNERS PROGRAM AGREEMENT

This Amended and Restated Alliance Partners Program Agreement (“Agreement”), effective December 30, 2012 (“Effective Date”), is entered into by and between Blackhawk Network (Canada) Ltd., a corporation incorporated under the laws of Alberta (“Blackhawk”), and Canada Safeway Limited, a corporation incorporated under the laws of Alberta (“Safeway”).

WHEREAS, the parties entered into that certain Blackhawk Marketing Services Amended and Restated Gift Card Alliance Partners Program Agreement effective as of January 1, 2006, as amended to date (the “Original Agreement”), and wish to amend and restate the Original Agreement in its entirety; and

WHEREAS, Safeway wishes to continue to participate in the Blackhawk Program on the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the Parties and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows intending to be legally bound:

1. Blackhawk Program.

1.1 Sales of Retailer Products. Upon execution of this Agreement, Safeway agrees to offer for sale in Safeway Stores in the Territory Retailers’ Products. For purposes hereof, “Products” means (i) Gift Cards; (ii) Debit Cards; (iii) Phone Cards and Products; and (iv) other products offered from time to time via the Blackhawk Program. All Retailer Products are subject to Safeway’s prior approval; provided however, that Safeway shall use commercially reasonable efforts to accept and offer for sale Products of no fewer than eighty percent (80%) of the Retailers offered to it by Blackhawk. Safeway agrees that, if Safeway wishes to carry any Retailer Products that require a separate agreement (“Agreement Acknowledgement”) to this Agreement then Safeway must sign such Agreement Acknowledgement (in a form mutually acceptable to Safeway and such Retailer) or decline to carry such Retailer’s Products. To ensure consistency and quality, Safeway agrees that Blackhawk is the sole interface between Retailers and Safeway with regard to the subject matter of the Blackhawk Program.

1.2 Purchase of Activated Prepaid Cards in Safeway Stores, If Applicable. (i) If the parties mutually agree, Safeway will dedicate a portion of its customer service locations or other mutually agreed booth, kiosk or card purchase location, in each of the Safeway Stores in the Territory to allow consumers to offer for sale their activated but unredeemed (either 100% unredeemed or partially redeemed) prepaid or stored value cards including the Gift Cards (the “Activated Prepaid Cards”). Safeway will purchase the Activated Prepaid Cards from consumers on behalf of Blackhawk or a Blackhawk Affiliate. In exchange for the Activated Prepaid Cards tendered by the consumer, Safeway will pay to the consumer cash, or other consideration (including, but not limited to the Safeway-branded gift card or the Blackhawk-branded Visa card) as agreed by the Parties from time to time. “Purchase Consideration” means the amount of consideration determined by Blackhawk or its Affiliate on a daily (or more frequent) basis that is payable to the consumer for the purchase of the Activated Prepaid Card. In order to determine the applicable Purchase Consideration payable for an Activated Prepaid Card tendered by a consumer, Blackhawk will electronically provide to Safeway the quoted Purchase Consideration for each Activated Prepaid Card; Safeway will not pay an amount to a consumer that exceeds the quoted Purchase Consideration (unless such a payment is made in connection with a mutually agreed promotion or otherwise at Safeway’s cost). The Parties acknowledge and agree that Safeway will purchase the Activated Prepaid Card on behalf of Blackhawk or a Blackhawk Affiliate and Safeway will not take title to the purchased Activated Prepaid Card at any time. Safeway will store the purchased Activated Prepaid Cards in a secure location and Safeway will be responsible for all Losses, including its employee theft, regarding the Activated Prepaid Cards until they are collected from each store by Blackhawk or deactivated and destroyed at Blackhawk’s direction; Safeway will not be responsible for theft by any Blackhawk or Blackhawk Affiliate’s employee; in the event of a dispute regarding which party is responsible for the theft of an Activated Prepaid Card, the Parties will work together in good faith to determine the source of the theft as well as a change in business process (if needed) to prevent future theft. The fee to Safeway for effecting the purchase of an Activated Prepaid Card (each a “Transaction Fee”) will be agreed by the Parties on an annual basis during each year of the Term. No Safeway Commission (as defined in Exhibit A) will be earned on the Activated Prepaid Card purchase.

1.3 Blackhawk Services. Subject to the terms and conditions of this Agreement (including without limitation Safeway’s payment obligations), Blackhawk shall provide the Services to Safeway. Blackhawk agrees that at least one Blackhawk employee shall be dedicated to providing the Services to Safeway, and such employee shall have adequate resources at his or her disposal to cause the delivery of the Services described in this Agreement. As further set forth in the description of the Services, Blackhawk and Safeway shall cooperate to pilot new programs and new Products in Safeway Stores to test and verify product functionality and consumer demand; for those pilot programs and new Products that are original ideas exclusively developed by Safeway or co-developed by Blackhawk and Safeway, Blackhawk will launch such pilot program or Product exclusively in Safeway Stores for at least six (6) months (or such shorter time as shall be mutually agreed upon by Safeway and Blackhawk) before launching any such pilot program(s) or new Products in other alliance partner stores located in Western Canada (specifically, the Western Canadian provinces in which Safeway Partner Stores are located); provided, however, that if other alliance partners with stores located outside of Western Canada request or are willing to participate in pilot program or a new Product of a similar nature, Blackhawk may offer same in such alliance partner stores, or if Safeway declines participation in such pilot programs or new Products, Blackhawk may offer same in other alliance partner stores wherever located. Further, as further set forth in the description of the Services, Blackhawk shall use commercially reasonable efforts to create and implement marketing programs unique to Safeway Stores and agrees that at least one Blackhawk employee shall be dedicated to providing the Services that are marketing Services to Safeway. Blackhawk shall also use commercially reasonable efforts to offer marketing programs to Safeway, and assuming acceptance by Safeway, the parties will use commercially reasonable efforts to cause such programs to be included in Safeway Stores no later than the launch of such marketing program(s) in any other alliance partner store. Blackhawk shall solicit from Retailers for use in Safeway promotional marketing funds to the extent that it solicits such funds on behalf of any of Blackhawk’s other similar alliance partners.

1.4 [Reserved]

1.5 Payment. Safeway shall remit payment to Blackhawk according to the schedule and terms set forth in Exhibit A.

1.6 Exclusivity.

(a)

For the term of this Agreement, Safeway shall not, without Blackhawk’s written consent, enter into any agreement with any Retailer or other third party, other than through Blackhawk, for the sale or distribution of any Gift Cards, Debit Cards, Phone Cards and Products, or other products that compete with any Products. Notwithstanding anything to the contrary contained in this Agreement, Blackhawk agrees that Safeway shall have the absolute right to produce, market and sell, and enter into an agreement with third parties to produce, market and sell “Safeway” and Safeway Affiliate-branded gift cards in Safeway Stores without being in breach of this

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement. Also, nothing herein shall limit or restrict: (a) Safeway or any Safeway Affiliate from carrying, issuing or selling any Safeway or Safeway Affiliate loyalty cards or any money order or money transfer cards, or cards that may be used to purchase diagnostic, medical treatment or other health care services, or (b) a retailer who leases retail space from Safeway or a Safeway Affiliate from selling gift cards of that retailer at registers located in the subleased retail space inside a Safeway Store (e.g., Starbucks, Staples or Jamba Juice), provided, however that such gift cards are provided directly by such retailer and are not provided through a third party.

(b)	Safeway may notify Blackhawk of its interest in developing a new relationship with a Product retailer that is not a Product Retailer hereunder, and upon receipt of such notice, Blackhawk shall use commercially reasonable efforts to secure such retailer as a Product Retailer within ninety (90) days thereafter and to commence delivery to Safeway of the Products of the new Product Retailer within one hundred eighty (180) days thereafter.

(c)	For the term of this Agreement, Safeway shall not enter into any agreement with any Retailer or third party, other than through Blackhawk, to participate (directly or indirectly, including through equipment or machines of a third party) in any secondary market for the purchase and/or resale of Activated Prepaid Cards in the Safeway Stores or at www.safeway.com.

1.7 Terms and Conditions. The rights and obligations of the Parties shall be further subject to the terms and conditions set forth in Exhibit C hereto. Capitalized terms used in the body of this Agreement but not defined herein shall have the meanings assigned to such terms in Exhibit C.

2. Representations and Warranties. Each Party represents and warrants that it has the right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform its obligations hereunder. Safeway further represents and warrants that (i) Safeway Stores will transmit Activation Data to Blackhawk only with respect to Products that have been purchased by a consumer and Safeway Stores will use commercially reasonable efforts to ensure the accuracy of such Activation Data; (ii) Safeway and Safeway Stores shall comply with the Blackhawk Practices and shall comply with Applicable Law; (iii) the Products will not be used by Safeway or Safeway Stores except in accordance with the terms and conditions presented by the applicable Retailer or Blackhawk; (iv) Safeway and Safeway Stores have secured all necessary rights, releases, clearances and licenses with respect to all materials and elements embodied in and all persons appearing in the promotional materials furnished or created by it; (v) Safeway, its Affiliates or the Safeway Stores are the sole owner, or a licensee with right of sublicense, of the Marks used by it in connection with performing their obligations or exercising their rights under this Agreement, and that such do not infringe the intellectual property rights of any person or entity; and (vi) Safeway shall ensure that it complies with PCI data security standards. Blackhawk further represents and warrants that: (x) it has secured all necessary rights, releases, clearances and licenses from the Retailers allowing Safeway to sell Products; (y) it has secured all necessary rights, releases, clearances and licenses with respect to all materials and elements embodied in and all persons appearing in the promotional materials furnished or created by it, including without limitation use of key art, images, photographs, stills and/or clips from movies and music clips in the Blackhawk Program; and (z) it is the sole owner, or a licensee with right of sublicense, of the Marks used by it in connection with performing its obligations or exercising its rights under this Agreement, and that such do not infringe the intellectual property rights of any person or entity.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. Term and Termination.

3.1 This Agreement shall continue in effect for the term set forth in Exhibit A, unless earlier terminated pursuant to this Agreement.

3.2 A Party may terminate this Agreement by giving to the other Party written notice of such termination upon the other Party’s (a) material breach of any material term (subject to the other Party’s right to cure within thirty (30) days (or five (5) business days in the case of a payment breach) after receipt of such notice); or (b) insolvency, or the institution of any insolvency, assignment for the benefit of creditors, bankruptcy or similar proceedings by or against the other Party. In addition to the foregoing, Safeway may terminate this Agreement upon not less than thirty (30) days prior written notice to Blackhawk if (i) the Blackhawk network is not operational (other than as a result of Safeway’s acts, omissions or fault) for (x) forty eight (48) consecutive hours or (y) more than ten (10) hours per calendar month (excluding scheduled downtime) for three (3) consecutive months; or (ii) if any changes to the Blackhawk Program affect Safeway in a material and adverse manner, and Blackhawk is not willing or able to remedy such material adverse effect within a thirty (30) day period. The right to suspend performance under this Agreement is not limited or impaired by this section.

3.3 Upon expiration or termination of this Agreement, Safeway shall immediately remit to Blackhawk full payment for amounts accrued and owing hereunder before the date of expiration or termination, without offset.

4. The following provisions shall survive termination: Sections 3.3, Sections 4-8 of the body of this Agreement; Exhibit A (Sections 1 and 2); Exhibit B; and Sections 1, 3, 4, 5.B., 6 through 9 (inclusive), 13, 14, 16 and 17 of the Terms and Conditions set forth in Exhibit C; and Exhibit D.

5. Notices. All notices hereunder shall be in writing, and shall be given personally, by facsimile, certified mail or by overnight courier to the address set forth below. Any Party may from time to time change its address for receiving notices or other communications by providing notice to the other in the manner provided in this Section.

If to Safeway to: Canada Safeway Limited 1020 - 6th Avenue N.E. Calgary, Alberta T2E 7V8	If to Blackhawk to: Blackhawk Network (Canada) Ltd. 170 Atwell Dr., Suite 550 Toronto, ON M9W 5Z5 Attn: Group Vice President
Attn: President With a copy to: Canada Safeway Limited - Legal 1020 - 6th Avenue N.E. Calgary, Alberta T2E 7V8 Attn: General Counsel	With a copy to: Blackhawk Network (Canada) Ltd. Legal Department 6220 Stoneridge Mall Road Pleasanton, CA 94588 Attn: General Counsel

6. Entire Agreement. This Amended and Restated Alliance Partners Program Agreement, any Exhibits

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and attachments hereto, and any written nondisclosure agreement previously executed by the Parties set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind, and every nature between them including, without limitation, the Original Agreement, which shall be amended and restated in its entirety as set forth herein. Each Party confirms that it has not relied upon any statement, representation or understanding that is not an express term of this Agreement and shall not have any remedy in respect of any statement, representation or understanding which is not an express term of this Agreement, unless made fraudulently. This Agreement shall not be changed, modified or amended except in writing and signed by both Parties. In the event that there is a conflict or inconsistency between the terms, covenants or conditions of the body of this Agreement and its Exhibits, the terms, covenants, and conditions of Exhibit C shall control, and then those of the body of this Agreement, Exhibit A, Exhibit D and Exhibit B, in such order.

7. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

8. Choice of Language. The parties acknowledge that they have required that this Agreement, as well as any documents, notices and legal proceedings executed, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que tous les documents exécutés, avis donnés et procédures judiciares intentées directement ou indirectement à la suite ou relativement à la présente convention.

9. Counterparts. This Agreement may be executed in counterparts, which execution may be by facsimile, each of which shall be an original, but all of which shall constitute one, and the same, document.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 15th day of March, 2013.

BLACKHAWK NETWORK (CANADA) LTD.

By:	/s/ Jerry N. Ulrich
Title:	SVP & CFO
Fax:

CANADA SAFEWAY LIMITED

By:	/s/ Robert Gordon
Title:	Assistant Treasurer
Fax:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

1. Payments and Reports; Fees. For purposes of sales reporting and invoicing under this Agreement, a week is the seven-day period ending each Saturday at 11:59:59 p.m. (each, a “Sales Week”). All times referred to in this Agreement mean local time in Salt Lake City, Utah, U.S.A. If either a reporting day, invoicing day or payment day is a national legal holiday, then the report, invoice or payment, as applicable, shall be due on the next business day. All amounts paid by Safeway to Blackhawk will be remitted using ACH procedures to an account designated by Blackhawk.

A. Product Commission. For all Products sold by Safeway Stores, Safeway will earn [***] of the Distribution Commission applicable to each such Product as noted in the Product commission schedule delivered by Blackhawk to Safeway from time to time (the “Safeway Commission”). Safeway acknowledges and agrees that the Retailers and the Safeway Commissions may change from time to time due to changes in Blackhawk’s underlying agreements with such Retailers. Blackhawk will advise Safeway of such changes in writing (which advice may be by email) from time to time as such changes occur.

The parties recognize the importance of customer rewards programs that include a fuel program as an incentive to grow Gift Card sales. In this regard, if Safeway commences a fuel reward program in the Safeway Stores, in addition to the Safeway Commission described in the preceding paragraph, and if during any fiscal year of the Term the average annual dollar value of funds loaded to Gift Cards and Phone Cards and Products (other than handsets) only (the “Qualifying Products”) per Safeway Store exceeds one hundred fifteen percent (115%) of the actual average load value from the full fiscal year immediately preceding the implementation of a fuel reward program of Qualifying Products per Safeway Store (“Minimum Annual Qualifying Threshold”**), then Safeway shall be entitled to additional Distribution Commission for all such Qualifying Products sold at the Safeway Stores during the entire applicable fiscal year (“Additional Distribution Commission”). Blackhawk shall remit to Safeway within sixty (60) days following the end of such fiscal year an amount equal to the difference between (x) the amount due and owing to Safeway under the Safeway Commission plus the Additional Distribution Commission according to the table below earned on Qualifying Products for the period and (y) the amount actually paid to Safeway as its Safeway Commission on Qualifying Products for the period.

The Average Annual Dollar Value Loaded Per Safeway Store for Qualifying Products for each fiscal year during the Term	Additional Distribution Commission

From Tier 10 and above	[***	]

From Tier 9 up to Tier 9 plus $300,000 (“tier 10”)	[***	]

From Tier 8 up to Tier 8 plus $300,000 (“tier 9”)	[***	]

From Tier 7 up to Tier 7 plus $300,000 (“tier 8”)	[***	]

From Tier 6 up to Tier 6 plus $300,000 (“tier 7”)	[***	]

From Tier 5 up to Tier 5 plus $300,000 (“tier 6”)	[***	]

From Tier 4 up to Tier 4 plus $200,000 (“tier 5”)	[***	]

From Tier 3 up to Tier 3 plus $200,000 (“tier 4”)	[***	]

From Tier 2 up to Tier 2 plus $200,000 (“tier 3”)	[***	]

From Tier 1 up to Tier 1 plus $150,000 (“tier 2”)	[***	]

From the Minimum Annual Qualifying Threshold up to the Minimum Annual Qualifying Threshold plus $150,000 (“tier 1”)	[***	]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*	The “Average Annual Dollar Value Loaded Per Safeway Store” shall equal the Total Annual Dollar Value Loaded to the Qualifying Products divided by the Average Number of Safeway Stores. For clarity, Qualifying Products do not include (1) Debit Cards, (2) telephone handsets, (3) the purchase of Activated Prepaid Cards as described in Section 1.2 of the Agreement, (4) load or reload of Safeway branded gift cards, or (5) other unique offers of Gift Cards for which the Safeway Commission is not applicable. In addition, the parties expressly agree that week 53 of any fiscal year during the Term will be excluded from the calculation of per store sales.

“Average Number of Safeway Stores” is calculated as follows: the number of Safeway Stores that are open at the first day of the Measurement Period, plus the number of Safeway Stores that are open at the last day of the Measurement Period; divided by 2.

“Measurement Period” is each fiscal year during the Term.

“Total Annual Dollar Value Loaded” is the total funds load amount for Qualifying Products for all Safeway Stores open during the Measurement Period regardless of the amount of time the Safeway Store is open.

**	Beginning in the 2015 fiscal year, the Parties will increase the Minimum Annual Qualifying Threshold based upon the change in the U.S. Consumer Price Index for the immediately preceding fiscal year.

B. Invoicing and Payment. All Products sold by Safeway Stores hereunder will be invoiced and paid in three categories as follows:

(1) Weekly Invoice. Blackhawk will deliver to Safeway by 5:00pm each Monday an electronic invoice covering the sales of all Gift Cards and Phone Cards sold during the immediately preceding Sales Week (the “Weekly Invoice”). Safeway will remit payment for the Weekly Invoice such that payment is received by Blackhawk on or before 5:00pm on the Wednesday following submission to Safeway of each such Weekly Invoice.

(2) Tri-Weekly Invoice. Blackhawk will deliver to Safeway three times each week an electronic invoice for sales of all Debit Cards not otherwise covered by the Weekly Invoice, as follows (the “TriWeekly Invoice”). Blackhawk will deliver to Safeway and Safeway will pay Blackhawk according to the following table:

Activation Days	Invoice Posted to Safeway	Payment Due from Safeway
Sunday, Monday, Tuesday	Wednesday Noon MT	Friday 5PM MT
Wednesday, Thursday	Friday Noon MT	Tuesday 5PM MT
Friday, Saturday	Sunday Noon MT	Wednesday 5PM MT

(3) Phone Handsets, Other Goods and Services. Blackhawk will deliver to Safeway an invoice covering all phone handsets and other mutually agreed goods and services upon their delivery to Safeway, which will be priced as mutually agreed upon in writing from time to time; and Safeway will remit payment for such goods within thirty (30) days of the date of the applicable invoice. No invoice or purchase order shall have the effect of modifying or amending this Agreement.

(4) GST. The Parties acknowledge that the invoices will specify the amount of GST applicable to the commission earned by Safeway during the sales period covered by such invoice. Safeway is responsible to remit to Canada Revenue Agency in accordance with the Excise Tax Act (Canada) all GST amounts collected or received by it from Blackhawk. Safeway’s GST registration number has been provided to Blackhawk.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C. Sales Reports.

(1) Daily Sales File. Blackhawk will provide to Safeway a daily sales file. The file will be transmitted via FTP or an alternate method mutually agreed between Blackhawk and Safeway.

(2) Weekly Reconciliation. Safeway shall deliver to Blackhawk at the time of each weekly payment a reconciliation setting forth discrepancies between Safeway’s records, the Daily Sales Logs and the Weekly Invoice (each, a “Reconciliation Report”).

(3) Inventory Reports. Safeway will provide Blackhawk with monthly inventory reports in such detail as Blackhawk may reasonably request to permit Blackhawk to monitor Product inventories and manage replenishment orders hereunder for the Products.

D. Record Database/Billing Dispute Resolution.

(1) The Weekly Invoice will be based on the sales of applicable Products as reflected in Blackhawk’s database of sales transactions during the applicable Sales Week. Blackhawk’s database shall be deemed to be the “Record Database.”

(2) Safeway shall remit payment on all Weekly Invoices based on the Record Database without withholding or offsetting discrepancies or disputed sums. Adjustments will be made in payment of the Weekly Invoice following the date on which discrepancies are mutually resolved by the Parties. If such resolution is not achieved within ten (10) days following the Reconciliation Report, the discrepancy shall be deemed a “Billing Dispute” and, notwithstanding any other provision in this Agreement, shall be resolved in accordance with the following procedures:

(a)	Either Party may, by notice to the other Party, submit a Billing Dispute to a Billing Auditor (as defined below), who shall render a decision resolving the matter within sixty (60) days of the date of final selection of the Billing Auditor. The Billing Auditor shall not award to either Party any relief greater than that initially sought by such Party. The decision of the Billing Auditor shall be final and binding. The Parties shall share equally all costs and expenses of the Billing Auditor and the Billing Auditor shall not have the authority to award costs or attorneys’ fees to either Party. For purposes hereof, a “Billing Auditor” means any individual selected in accordance with the procedure set forth in Section 1.D.(2)(b) below and who (i) has reasonable professional qualifications and practical experience in the area of invoice/bill auditing, (ii) has no interest, financial or otherwise, or duty which conflicts or may conflict with his or her functions as a Billing Auditor (such individual being required to fully disclose any such interest or duty before his or her appointment) and (iii) is not currently and has not been (x) during the five (5) years before the date of appointment, an employee of either of the Parties or any of their Affiliates; and (y) during the three (3) years before the date of appointment, a contractor or consultant of either of the Parties or any of their Affiliates, in each case unless otherwise mutually agreed by the Parties.

(b)

Each Party shall, within five (5) business days following the date of notice that a Party desires to submit a Billing Dispute to a Billing Auditor, notify the other Party in writing of its designation of three proposed Billing Auditors. If the Parties cannot mutually agree to a Billing Auditor from this list of six (6) individuals within five (5) business days thereafter, then each Party shall select one Billing Auditor, and the two selected Billing Auditors shall select a third from among the original list within five (5) business

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days after notification thereof, and such third Billing Auditor shall hear the dispute.

E. Purchase of Activated Prepaid Cards. Blackhawk will provide to Safeway a daily transaction file that includes each purchased Activated Prepaid Card and the corresponding Purchase Consideration for such card. Each Monday, Blackhawk will provide to Safeway a statement of the amount due for the aggregate Purchase Consideration and Transaction Fees for Activated Prepaid Card purchases during the immediately preceding Sales Week. Safeway will offset such amount (i.e. net settle) against other amounts owed by Safeway to Blackhawk for Products sold in Safeway Stores. Any Billing Disputes will be resolved in accordance with the procedure set forth in Section 1. D (2) of this Exhibit A.

F. Other Fees; Fixtures. Safeway shall not pay frame relay expenses or other similar data communication expenses for connectivity to Blackhawk; any such fees are waived by Blackhawk.

Safeway shall pay for display racks and end caps (“Fixtures”) unless otherwise mutually agreed by the Parties.

2. Blackhawk Services (See Exh. C, Section Y “Services”).

A.	Blackhawk or its Affiliates will contract with Retailers to offer Products in the Blackhawk Program.

B.	Blackhawk or its Affiliates will coordinate with Safeway and the Retailers to implement the Blackhawk Program in the Safeway Stores, including those special Services set forth herein at Section 2.D through 2.N of this Exhibit A.

C.	Blackhawk or its Affiliates will facilitate the transmission of Activation Data from Safeway or its Service Bureau to Retailer or Retailer’s third party designee.

D.	Partner Management - Blackhawk will

i.	coordinate between Safeway and the Retailers to implement the Blackhawk Program in the Safeway Stores.

ii.	use commercially reasonable efforts to secure providers of certain Products offered by a third party (not offered through Blackhawk) that Safeway would like to carry, and who are not existing Retailers to the program

iii.	manage certain legislative or other legal research associated with the program or new Products

iv.	maintain account management with Retailers (including coordinating with Safeway on a timely basis regarding promotional matters that impact Safeway)

v.	negotiate the terms for new or renewed Retailer Gift Card agreements

E.	Operations/Financial Support functions - Blackhawk will:

i.	In cooperation with Safeway, forecast Product inventory requirements for Safeway throughout the year

ii.	In cooperation with Safeway, and as agreed from time to time as to which party bears the costs of such services, manage in-store inventories and coordinate third-party merchandising services when needed for special reset or compliance purposes

iii.	Manage warehouse compliance with enhanced security requirements of open loop cards

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iv.	Manage all regulatory and compliance policies for prepaid products in cooperation with Safeway and its store operations

v.	In cooperation with Safeway and with prior authorization from Safeway, create and execute seasonal planograms to optimize sales and margins

vii.	Provide inventory portal and emergency restocking to allow stores to manage out-of-stock conditions through direct orders (separate from the standard direct-store-delivery (“DSD”) restocking system

viii.	Negotiate and manage all contracts with all vendors supporting card processing, production and distribution

F.	Customer Service Functions - Blackhawk will:

i.	Field consumer and store questions regarding Products through a Blackhawk call center operated by Blackhawk personnel or a third party under contract with Blackhawk

ii.	Prepare and modify script for the call center to properly handle all inquiries

G.	Consumer Marketing - Blackhawk will:

i.	In cooperation with Safeway, create, develop and print all in-store marketing materials at key holidays. Blackhawk and Safeway will agree on programs that may include the following Blackhawk-paid promotional activities:

(a)	In-Store radio

(b)	In-Store signage

(c)	Electronic point of sale

(d)	Distribution of all creative to stores to ensure signage is up on time and meets specifications

ii.	Create, develop and print all out-of-store marketing materials at key holidays. Blackhawk and Safeway will agree on programs that may include the following Blackhawk-paid promotional activities and services:

(a)	Circulars

(b)	Direct Mail

(c)	CPG coordination for co-branded promotions

(d)	Traffic approvals from Retailers for holiday advertising and marketing programs

(e)	Develop and gain Retailer funding for Safeway-specific promotions

iii.	Develop and facilitate Lifestyle store card launch program and store opening card launch program, as requested by Safeway

H.	Public Relations - In cooperation with Safeway, Blackhawk will:

i.	Coordinate, develop and deliver press releases

ii.	Manage press regarding cards

iii.	Participate as an “Expert” in interviews - radio and print media

iv.	Monitor and manage crisis situations with consumers

I.	Product Marketing - Blackhawk will:

i.	Test all new Products in the appropriate systems

ii.	Troubleshoot card processing issues

iii.	Work with Safeway on Safeway-specific fraud control program and assist with implementation, including:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)	Training store personnel regarding specialty sales

(b)	Product design changes

(c)	Developing technology to set limits on purchases/sales

(d)	Ongoing management and enhancement - review with Safeway loss prevention, security and cash management personnel on a regular basis

J.	Employee Marketing - Blackhawk will:

i.	Develop and facilitate, at Safeway’s reasonable request, employee incentive programs at key holidays

(a)	Design of the promotion

(b)	Negotiate with Retailers for prizes

(c)	Develop creative

(d)	Print and distribute creative

(e)	Coordinate legal review and approvals

(f)	Coordinate with all agencies, including fulfillment agency

(g)	Run all analysis on a weekly basis to provide status for stores and district managers

(h)	Supervise the awarding of prizes

(i)	Analyze and report promotion results

ii.	Develop and manage employee promotions and incentive giveaways

K.	IT support - Blackhawk will:

i.	Maintain and/or develop the information technology platform to process the Product activation transactions in stores

ii.	Provide IT support in connection with Product payment processing and new programs

L.	Financial Services Support - Blackhawk will:

i.	Incur the expense for the reconciliation of the financial settlement process each week

(a)	Follow up on out of balance situations or late payments in a timely manner

(b)	Reconcile the payments per the Agreement

ii.	Provide weekly/ period and quarterly reporting to Safeway

M.	Upon expiration or termination of this Agreement, Blackhawk shall bear the costs for the return or destruction of Products; provided that Blackhawk will not be responsible for the costs of returning or destroying Products if Blackhawk terminates the Agreement pursuant to Section 3.2(a) of the main body of this Agreement

N.	Activated Prepaid Cards (Cardpool, if applicable) - If the parties mutually agree, Blackhawk will:

(i)	Receive all purchased Activated Prepaid Cards from the Safeway Stores in an agreed manner and with an agreed frequency, at Blackhawk’s expense

(ii)	As agreed by the parties from time to time, fund in-store signage designed by Safeway

(iii)	provide in-store training materials for Safeway Stores personnel as mutually agreed by the Parties

(iv)	provide a customer service number to field calls from the Safeway Stores

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue through December 30, 2017, and shall automatically renew for successive five (5) year terms thereafter unless (1) either Party provides the other with twelve (12) month’s (the “Renewal Deadline”) advance written notice of its intention not to renew; or (2) the Agreement is earlier terminated in accordance with the Agreement. Notwithstanding the foregoing, as a condition precedent to the automatic renewal of the term as described above, Blackhawk shall deliver a written notice to Safeway not later than sixty (60) days prior to the Renewal Deadline that contains (a) the date of the Renewal Deadline and (b) a statement that the term of the Agreement will renew for five (5) years unless notice of Safeway’s intention not to renew is delivered to Blackhawk by the Renewal Deadline.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

BLACKHAWK PRACTICES

1.	Delivery and Warehousing. Retailer will deliver boxes of un-Activated Products (the “Originally Packaged Products”), to the Blackhawk Distribution Centers. Blackhawk will use commercially reasonable means to ship the Originally Packaged Products (or in repacked cartons or “Inner Packs”) to Safeway. Safeway is responsible for shipping to Safeway Stores. While the Originally Packaged Products are stored at any Blackhawk Distribution Center or Safeway distribution center, such Products will remain in the unopened boxes or Inner Packs as originally packaged by Retailer or Blackhawk until opened as necessary to ship to Safeway Stores. Each distribution center must have in place commercially reasonable precautions designed to prohibit loss, theft, damage and destruction.

2.	Display. Some Inner Packs may include a “Do Not Display After” date, either through a label or via a code or other means that Blackhawk will explain to Safeway in a separate written or e-mail communication. Safeway will not place Products on display for sale after such date. Safeway Stores will display Products for sale by posting or hanging the un-Activated Products on racks located in one or more of the following areas: (i) an aisle ; (ii) at the end cap; (iii) on a sales counter; (iv) adjacent to a check out stand; or (v) other high traffic areas in Safeway Stores. Safeway acknowledges that particular Retailers may have Product placement restrictions, such as that Safeway place such Retailers’ Products in specific locations on the rack(s), or that Safeway refrain from placing certain Products in certain proximity to other specific Products. Safeway shall not be bound by any such restriction or condition unless, in advance of Blackhawk’s delivery of the applicable Product to Safeway, Blackhawk provides notice of the restriction or condition to Safeway. Products are not required to be displayed behind any locked or unlocked protective glass or enclosure.

3.	Sale and Activation of un-Activated Products. At point of sale, Safeway Store personnel shall scan the un-Activated Product (by UPC scanner or other technology approved by Blackhawk), thereby registering the un-Activated Product sale and triggering notification of the sale of such un-Activated Gift Card via Blackhawk to the Service Bureau or Retailer, as applicable. Service Bureau or Retailer (as applicable) shall send via Blackhawk an acknowledgement to the Safeway Store signifying that such Product has been (or within 24 hours shall be) Activated. The Safeway Store checker then will give the purchaser the Product and a “gift receipt.” If an un-Activated Gift Card is not approved for sale, Safeway Stores will receive a decline message and will not sell such Gift Card.

4.	Promotion. Safeway will not, and shall ensure that the Safeway Stores will not, create, provide or use any disclosures, promotional materials or advertising (including any in-store advertising) relating to the Products unless such disclosures or materials are expressly approved in advance in writing (or by email) by Blackhawk, such approval not to be unreasonably withheld or delayed.

5.	Cooperation with Activities Required to Comply with Applicable Law. From time to time, Blackhawk will notify Safeway of actions it believes are necessary to comply with changes in (or changing interpretations of) Applicable Law. Blackhawk and Safeway will reasonably cooperate with each other in connection with actions reasonably necessary to comply with Applicable Law.

6.	Expiration or Termination. Upon expiration or termination of the Agreement, Safeway, at the election of Retailers (as communicated by Blackhawk), shall sell (for a limited time), return or destroy the remaining stock of Products.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

Terms and Conditions

1. Definitions. The following capitalized terms have the meanings set forth in this Section 1:

A. “Activate(d)” means that a Product is enabled for purchases (whether at point of sale, on-line, by telephone and/or otherwise) and capable of being used for purchases from a Retailer.

B. “Activation” means the completed process through which a Product is Activated.

C. “Activation Data” means the data necessary to Activate a Product.

D. “Affiliate” has the meaning given to that term in the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16.

E. “Applicable Law” means all laws, rules, regulations, or ordinances applicable to a Party, in light of that Party’s role with respect to Products and the Blackhawk Program (e.g., issuer, seller, redeemer, etc.).

F. “Blackhawk Distribution Centers” means warehouses designated by Blackhawk for storage and distribution of Retailers’ Products.

G. “Blackhawk Practices” means Blackhawk’s practices and processes related to sale, delivery, warehousing, display and Activation of Products as part of the Blackhawk Program, as set forth in Exhibit B, and updated from time to time with at least thirty (30) days prior written or email notice to Safeway.

H. “Blackhawk Program” means the marketing, distribution and/or other programs operated by Blackhawk or its Affiliates, related to Products and Services, as may be amended from time to time or discontinued in whole or in part by Blackhawk in its sole discretion upon at least thirty (30) days prior written notice or email to Safeway.

I. “Cardholder” means a natural or legal person who is in possession of a Product.

J. “Claim” means an action, allegation, cause of action, cease and desist letter, charge, citation, claim, demand, directive, lawsuit or other litigation or proceeding, or notice.

K. “Damages” means assessments, fines, bona fide settlements, costs, damages, expenses (including without limitation reasonable attorneys’ and accountants’ fees, expenses and costs), judgments, liabilities, losses, or penalties, incurred in connection with a Claim.

L. “Debit Cards” shall mean all prepaid stored value re-loadable and non-reloadable debit cards (including without limitation, payroll cards) or other electronic or digital debit payment mechanisms, which are not restricted to use in any particular named retail location, and all products and services relating to the reloading of stored value on such prepaid debit cards.

M. “Distribution Commission” means the commission that Blackhawk receives for standard distribution services relating to the Product. Distribution Commission does not include fees that Blackhawk may receive related to other services it performs e.g., management and administration of the Blackhawk Program or issuance fees.

N. “Gift Card” means branded stored value or branded prepaid cards (including, without limitation, amusement, theme, sports and other admission tickets) or other electronic or digital debit payment mechanisms, which, when Activated, can be used to purchase Retailers’ services and merchandise.

O. “GST” means Goods and Services Tax as provided for in Part IX of the Excise Tax Act, R.S.C. 1985, c. E-15 as amended.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

P. “Losses” is defined in Section 3 of these Terms and Conditions.

Q. “Marks” means trademarks, service marks, trade names, designs and logos.

R. “Party” means either Blackhawk or Safeway, as the context indicates.

S. “Payment Loss” means any loss associated with failure of any customer payment instrument (i.e., returned check, chargebacks, fraud, etc.) for the purchase of Products from the Safeway Store.

T. “Phone Cards and Products” means (i) branded stored value prepaid debit cards or other electronic or digital payment mechanisms that may be used to purchase telecommunications services and (ii) prepaid telecommunications product handsets.

U. “Products” has the meaning ascribed in Section 1.1 of the Agreement.

V. “Product Terms and Conditions” means the terms and conditions applicable to the Product as set forth on the Product, a Product carrier and/or the back of the Product (or located as otherwise allowed or required by Applicable Law).

W. “Retailer” means any person or entity that, either directly or indirectly through a Blackhawk-approved third party distributor, participates in the Blackhawk Program; and also shall be deemed to include its Affiliates, directors, officers, employees, agents, contractors and representatives.

X. “Safeway Stores” means the individual Safeway retail outlets in Canada participating in the retail sale of Products distributed by Blackhawk as part of the Blackhawk Program (and, as to obligations vis-à-vis Retailers, limited to such retail outlets as determined by agreement among Blackhawk, Retailer and Safeway as participating in selling the Retailer’s Product). Safeway’s on-line, telephone or other non-physical sales outlets shall be deemed “Safeway Stores” only as determined jointly by individual Retailers and Blackhawk.

Y. “Service Bureau” means, unless Safeway transmits Activation Data directly to Blackhawk, a mutually agreed third party processor engaged by or for Safeway which transfers Activation Data to Blackhawk and/or otherwise assists in the Activation process.

Z. “Services” means the services offered to Safeway by Blackhawk or its Affiliates, described on Exhibit A attached hereto, as updated from time to time by agreement between Blackhawk and Safeway, which agreement shall not be unreasonably withheld.

AA. “Territory” means Canada.

2. Use of Trademarks/Logos.

A. Each Party understands that listing the other as a customer, client, or otherwise, has value, and therefore agrees that each Party will submit to the other Party for such Party’s prior written approval all marketing, advertising, press releases, and all other promotional materials (including, without limitation, sales literature, trade shows, posters, reference lists, or similar public announcements) referencing the other Party and/or the other Party’s Marks, copyrights or other intellectual property rights, before the use or distribution of such materials. For purposes of the foregoing requirement only, when the “other Party” is Blackhawk, the term “other Party” shall be deemed to include Blackhawk’s Affiliates and all Retailers. Similarly, when the “other Party” is Safeway, the term “other Party” shall be deemed to include Safeway’s Affiliates and Safeway Stores. The Party whose approval is sought shall provide written notice of acceptance or rejection within ten (10) business days of receipt of the material. Neither Party shall use or distribute or allow to be used or distributed any such material unless and until it receives the other Party’s written approval to do so. Approval shall not be unreasonably withheld or delayed.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B. In using the other Party’s Marks, copyrights or other intellectual property rights hereunder, each Party acknowledges and agrees that: (i) the other Party’s Marks, copyrights or other intellectual property rights shall remain the sole property of the other Party; and (ii) nothing in this Agreement shall confer on the Party any title to, right of ownership, or, except to the extent expressly provided for herein, interest in the other Party’s Marks, copyrights or other intellectual property rights. Safeway further acknowledges and agrees that; (i) the Retailers’ Marks, copyrights or other intellectual property rights shall remain the sole property of the respective Retailers; (ii) nothing in this Agreement shall confer on Safeway any title to, right of ownership or, except to the extent expressly provided for herein, interest in the respective Retailers’ Marks, copyrights or other intellectual property rights; and (iii) nothing in this Agreement shall confer on Safeway any title to, right of ownership or, except to the extent expressly provided for herein, interest in the Gift Card display racks or other merchandising or promotional items (“Materials”) provided by Blackhawk to Safeway, all of which Materials shall be deemed, as between Blackhawk and Safeway, to be Blackhawk’s property.

C. Notwithstanding Section 2 A above, Safeway hereby grants to Blackhawk, for the term of this Agreement, a non-exclusive, worldwide, royalty free license to use, host, display, reproduce, transmit, and digitally perform any advertisements submitted to Blackhawk by or for or on behalf of any Safeway Store, including without limitation all content, trademarks, service marks, trade names and logos contained therein, solely for the purpose of Blackhawk fulfilling its obligations under this Agreement.

D. Safeway shall treat Retailer Marks, copyrights or other intellectual property rights as though Retailer were a Party for purposes of Sections 2.A. and 2.B. of this Exhibit C.

3. Loss Prevention and Risk of Loss. Promptly upon a Party having actual knowledge of any loss,

theft or damage of Products, unauthorized issuance or attempted issuance of Products, or any unauthorized or fraudulently Activated Products or attempts to fraudulently Activate Products or to Activate Products without authorization, it shall notify the other Party thereof, along with any related pertinent information. In connection with receipt of such notice, the Parties will promptly cooperate to investigate the foregoing and to mitigate any loss, liability, cost or expense therefrom (such as by using commercially reasonable efforts to de-Activate the related Products as to any unused balance on the affected Products). As between Safeway and Blackhawk, the Parties acknowledge that liability for loss, liability, cost or expense, including damage or destruction, (“Losses”) with respect to the Products is as follows:

A. any Loss of un-Activated Gift Cards, Debit Cards, Phone Cards, Phone Products or Other Cards shall be Blackhawk’s responsibility while they are in Blackhawk’s or its agent’s care, custody and control and until the Products are received by Safeway. Upon Safeway’s receipt and until the foregoing are displayed in accordance with Blackhawk Practices, any Loss shall be Safeway’s responsibility. In furtherance of the foregoing, the Parties acknowledge that Gift Cards, Debit Cards, Phone Cards, Phone Products or Other Cards will be damaged or stolen while on display and that Safeway shall not be responsible for the same, unless such damage or theft is caused by Safeway’s failure to comply with the Blackhawk Practices;

B. any Losses arising from an inaccurate data transmission for Gift Cards, Debit Cards, Phone Cards, Phone Products or Other Cards by Safeway to Blackhawk or the Service Bureau, to the extent resulting from any third party fraudulently accessing Safeway’s computer network, database or system (whether held by such Party or any third party on its behalf) shall be the sole responsibility of Safeway, except to the extent related to Blackhawk’s breach of this Agreement or Blackhawk’s or the Service Bureau’s fraud, willful misconduct or negligence;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C. any Losses arising from inaccurate data transmission for Gift Cards, Debit Cards, Phone Cards, Phone Products or Other Cards from Blackhawk or the Service Bureau, to the extent resulting from any third party fraudulently accessing Blackhawk’s or Service Bureau’s computer network, database or system (whether held by such Party or any third party on its behalf) shall be the sole responsibility of Blackhawk, except to the extent related to Safeway’s breach of this Agreement or Safeway’s fraud, willful misconduct or negligence; and

D. any Losses associated with failure of any customer payment instrument (i.e., returned check, chargebacks, fraud, etc.) shall be borne solely by Safeway and any such Losses shall not be netted against payments due to Blackhawk hereunder.

4. Refunds/Customer Service. Safeway acknowledges and agrees that each Retailer has the sole authority for all refunds or credits relating to, and offered in connection with, its Products once Activation occurs. If Safeway issues any refund or credit, or cancels any transaction relating to a Product, then, except as may be required under Applicable Law, Safeway acknowledges and agrees that it does so at its sole cost and expense and that Safeway is fully liable for the full and timely payment to Blackhawk of the sale value of the Product less the applicable Safeway Commission. Each Party shall provide, at such Party’s expense, a customer service contact for the other Party and Safeway Store personnel to assist in resolving customer disputes or addressing customer questions or problems relating to Products.

5. Payments.

A. Suspension of Performance. If any payment due to Blackhawk is not paid within five (5) business days of its due date (or such shorter period as may be required by a Gift Card Retailer, provided, however, that such period may not be less than two (2) business days), Blackhawk reserves the right to suspend its performance under this Agreement upon two (2) days written notice to Safeway, without cost or penalty to Blackhawk, until full payment is made; provided however, that Blackhawk shall be entitled to suspend this Agreement for the third such event in any calendar year until such time as the Parties reasonably agree on a practice to avoid payment issues.

B. Audit Rights. Blackhawk and Retailer shall have the right, during the term of this Agreement and for a period of one (1) year thereafter, to inspect and audit all Safeway Stores’ records relating to its performance hereunder to ensure compliance with this Agreement. Safeway shall have the same right to inspect and audit Blackhawk’s records relating to its performance hereunder to ensure compliance with this Agreement. Any audit will be conducted not more than one (1) time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited Party’s normal business activities; provided however, that in the event of an underpayment or overpayment of more than five percent (5%), the foregoing limit of one (1) audit per year shall be expanded to one (1) per calendar quarter. If the audited party is found knowingly not to have complied with its payment obligations hereunder by an amount equal to or exceeding five percent (5%) of such obligations for any calendar month, then the audited party shall reimburse the auditing Party for all reasonable costs associated with the audit. If Blackhawk’s Daily Sales Logs are found to have been overstated by five percent (5%) or more for any calendar month, then Blackhawk shall reimburse Safeway for all reasonable costs associated with the audit. Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

6. Indemnification.

A. Safeway Indemnification. Safeway agrees to defend, indemnify and hold harmless Blackhawk, Retailers, and their respective Affiliates, officers, directors, agents, and employees from and against any and all third party Claims and Damages arising out of or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

related to (i) Safeway’s or Safeway Stores’ breach (or, as to defense obligations only, alleged breach) of this Agreement; (ii) Safeway’s or Safeway Stores’ gross negligence, willful misconduct or fraudulent acts or omissions; (iii) Safeway’s or Safeway Stores’ infringement of the rights (including, without limitation, the intellectual property rights, proprietary rights, rights to privacy and rights to publicity) of any person or entity; (iv) Safeway’s or Safeway Stores’ violation of any Applicable Law; (v) Losses arising from inaccurate Product data or Activation Data transmission from Safeway to Blackhawk; and (vi) the infringement of the rights of any person or entity related to the permitted use of Safeway’s Marks or systems owned or operated by or on behalf of Safeway under this Agreement.

B. Blackhawk Indemnification. Blackhawk agrees to defend, indemnify and hold harmless Safeway and its Affiliates, and their respective officers, directors, agents and employees from and against any and all third party Claims and Damages arising out of or related to (i) Blackhawk’s breach (or, as to defense obligations only, alleged breach) of this Agreement; (ii) Blackhawk’s gross negligence, willful misconduct or fraudulent acts or omissions; (iii) Blackhawk’s violation of any Applicable Law; (iv) a claim that the Services provided by Blackhawk infringe the intellectual property rights of any person or entity; (v) Blackhawk’s infringement of the rights (including, without limitation, the intellectual property rights, proprietary rights, rights to privacy and rights to publicity) of any person or entity; and (iv) Losses arising from inaccurate Activation Data transmission from Blackhawk.

C. Retailers’ Indemnification. Blackhawk agrees that it shall use commercially reasonable efforts to contract with Retailers to either (i) make Safeway a third party beneficiary of the indemnification obligations such Retailers have vis-à-vis Blackhawk in connection with the sale of Products, or (ii) otherwise defend, indemnify and hold harmless Safeway from and against any and all third party Claims and Damages related to, arising from or connected with Retailers’ gross negligence, fraud or willful misconduct in connection with the sale of the Products.

D. Indemnification Procedure. The Party seeking indemnification, as the indemnitee, shall provide the other Party, as the indemnitor, prompt written notice of any third party Claim for which indemnity is sought. If the indemnitor is so notified, the indemnitor shall promptly hire experienced and competent counsel, and will have sole control of the defense and all negotiations for the compromise or settlement of such Claim, and shall pay any Damages in respect of such Claim and reimburse the indemnitee for its reasonable expenses incurred in cooperation with and providing assistance to the indemnitor; provided, however, that the indemnitor may not settle any such Claim without the indemnitee’s consent if the proposed settlement would be in the indemnitee’s name or impose pecuniary or other liability or an admission of fault or guilt on the indemnitee or would require the indemnitee to be bound by an injunction of any kind. Notwithstanding the foregoing, to the extent that such Claim is based on an assertion that the indemnitor’s marketing materials used in the performance of its obligations hereunder, or the indemnitor’s Marks, products, or other intellectual property infringe on any registered patent, copyright or Marks of any non-Party, or the rights to privacy or rights to publicity of any non-Party, the indemnitor shall have the right, at its sole option and expense to procure for the indemnitee the right to continue using such marketing materials, to replace or modify them with non-infringing materials, or to withdraw them from use altogether. Consent to settlement shall not be unreasonably withheld.

7. Limitations of Liability. THE FOLLOWING LIMITATIONS SHALL NOT APPLY TO ANY CLAIM THAT (A) IS SUBJECT TO INDEMNIFICATION UNDER SECTION 6 ABOVE, (B) ARISES OUT OF A BREACH OF CONFIDENTIALITY, OR (C) ARISES OUT OF GROSS NEGLIGENCE, WILLFUL

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MISCONDUCT, OR FRAUD: IN NO EVENT SHALL EITHER PARTY, OR RETAILERS, OR THEIR AFFILIATES, BE LIABLE TO ANY PARTY TO THIS AGREEMENT, RETAILERS, OR ANY OF THE AFFILIATES OF ANY OF THEM, OR ANY THIRD PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR (1) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM OR RELATING TO THIS AGREEMENT; OR (2) ANY DIRECT DAMAGES, OTHER THAN THE PAYMENT OF AMOUNTS DUE BY SAFEWAY UNDER EXHIBIT A, ARISING FROM OR RELATING TO THIS AGREEMENT TO THE EXTENT THAT THE AGGREGATE AMOUNT OF SUCH DAMAGES EXCEEDS THE AGGREGATE AMOUNT ACTUALLY EARNED BY BLACKHAWK HEREUNDER AS COMMISSIONS IN THE TWELVE (12) MONTHS BEFORE THE DATE SUCH CLAIM AROSE.

8. Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9. Confidential Information.

A. For purposes hereof, “Confidential Information” of a Party shall mean the terms of this Agreement and all information or material which (i) gives that Party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that Party; or (ii) which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the Parties to be considered confidential and proprietary, whether or not marked as such, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, whether or not marked as such. For purposes of this Agreement, Confidential Information of Blackhawk shall also be deemed to include, as between Blackhawk and Safeway, the Confidential Information of each Retailer to which it relates. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving Party; (ii) was previously known to the receiving Party or rightly received by the receiving Party from a third party; or (iii) is independently developed by the receiving Party without reference to information received from the other Party.

B. Unless otherwise provided under this Section, each Party agrees to hold the other Party’s Confidential Information in strict confidence in perpetuity. The Parties agree not to make each other’s Confidential Information available in any form to any person or to use each other’s Confidential Information for any purpose other than the implementation of, and as specified in, this Agreement. Each Party agrees to take all reasonable steps to ensure that Confidential Information of either Party is not disclosed or distributed by its employees, agents or contractors in violation of the provisions of this Agreement. This Section 9 supplements and does not supersede any existing non-disclosure or confidentiality agreements between the Parties.

C. In the event any Confidential Information is required to be disclosed by a receiving Party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental

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authority, the receiving Party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of a subpoena, order, or demand, promptly notify the disclosing Party of the existence, terms and circumstances surrounding such demand or request, shall consult with the disclosing Party on the advisability of taking legally available steps to resist or narrow such demand or request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information. To the extent the receiving Party is prohibited from notifying the disclosing Party of a subpoena, order or demand, by the terms of same, the receiving Party shall exercise its reasonable efforts to narrow the scope of disclosure.

D. Safeway’s Confidential Information shall remain the sole and exclusive property of Safeway, and Blackhawk’s Confidential Information shall remain the sole and exclusive property of Blackhawk or the applicable Retailer, as the case may be.

10. Privacy and Consumer Data. Each Party covenants that any collection, storage, disclosure, transfer or use of personal information (including any information about an identifiable individual) will comply with all applicable federal, provincial, state, municipal or other laws governing the collection, storage or use of personal information, including without limitation in Canada, the Personal Information Protection and Electronic Documents Act (Canada).

11. Technology Personnel. Each Party shall designate a person to coordinate the necessary data transmissions for which the Party is responsible hereunder and to work cooperatively with the other Party on resolving technology issues that arise in its performance under this Agreement.

12. Acknowledgement of Blackhawk Practices. The Parties acknowledge and agree that, for purposes of this Agreement, the Blackhawk Practices are each deemed, vis-à-vis each other, to be commercially reasonable and acceptable measures for storing, distributing and selling the Products and to protect against theft, loss, damage or destruction of the Products. The foregoing is not intended to insulate any Party, or any of their Affiliates, from or against any Claim that it has been negligent in its adherence to the Blackhawk Practices or in any other way related thereto.

13. Assignment. Neither Party may transfer or assign this Agreement or its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party; provided, however, that either Party, upon not less than thirty (30) days prior written notice to the other Party, may assign this Agreement in whole (but not in part) to any Affiliate of such Party. Notwithstanding the forgoing, if any proposed assignee or transferee (even an Affiliate) is a direct competitor of the other Party or any of its Affiliates, then the other Party may elect to terminate this Agreement without liability on thirty (30) days written notice after receipt of the assigning party’s notice of assignment. In the event that Blackhawk terminates this Agreement pursuant to the foregoing sentence, the exclusivity provisions of Section 1.4 of the body of the Agreement shall continue to bind Safeway and its Affiliates for the remainder of what would have been the then current term in the absence of such termination. A merger, consolidation, reorganization, sale or similar transaction involving all or substantially all of the assets of a Party or a change of control of one of the Parties or any successor thereto, shall be deemed an assignment. Any purported assignment in violation of this Section shall be null and void.

14. Governing Law. Governing Law / Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement, except for matters that can be tried only before a Federal Court in which case jurisdiction and venue shall be in Ontario. The Parties to this Agreement each hereby attorn to the

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jurisdiction of the courts of the Province of Ontario and of the Federal Court in accordance with the foregoing and waive any objection to venue or any claim of inconvenient forum.

15. Dispute Resolution. In the event of a disagreement between the parties arising out of or relating to this Agreement or the performance of their obligations hereunder, or the breach thereof, the parties shall attempt to negotiate a mutually satisfactory resolution or settlement within fifteen (15) days of receipt of written notice of such disagreement. Should such negotiations fail, either Party may avail itself of any remedies available at law or equity. Each party agrees that during such negotiation, it will faithfully continue performance of its obligations hereunder.

16. Force Majeure. Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement arising out of a cause beyond its control and without its fault or negligence. Such causes may include, but are not limited to fires, floods, earthquakes, strikes or other labor disturbances, unavailability of necessary utilities, blackouts, acts of God, acts of declared or undeclared war, acts of regulatory agencies, or national disasters. However, the foregoing shall not excuse a Party from (i) using commercially reasonable efforts to safeguard its systems, data or facilities, (ii) using commercially reasonable efforts to prevent computer network or system security breaches, (iii) the release of Confidential Information in violation of Section 9 of this Exhibit C, or (iv) Losses due to fraudulent activity.

17. Severability and Waiver. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Parties and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement. The failure of either Party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights, at law or in equity, or a waiver of any other provisions of this Agreement or subsequent default by the other Party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

18. Third Party Beneficiaries. No consumer nor Service Bureau nor any other third party, other than each Retailer and Blackhawk’s, Retailer’s and Safeway’s Affiliates, is a third-party beneficiary to this Agreement. Safeway shall be responsible for the representations, warranties, acts and omissions of the Safeway Stores as if such representations, warranties, acts and omissions were those of Safeway under this Agreement.

19. Currency. All dollar amounts referred to in this Agreement are expressed in Canadian funds.

20. Independent Contractor. The Parties are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, or an agency relationship between the Parties. Neither Party has the authority, without the other Party’s prior written approval, to bind or commit the other Party in any way.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.